UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ICT Group, Inc.

(Name of Registrant as Specified In Its Charter)

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SEC 1913 (3-99)

ICT GROUP, INC.

100 Brandywine Boulevard

Newtown, Pennsylvania 18940

NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

MAY 20, 2003

TO THE SHAREHOLDERS OF

ICT GROUP, INC

Notice is hereby given that the 2003 Annual Meeting of Shareholders (the “Annual Meeting”) of ICT GROUP, INC. (the “Company” or “ICT”) will be held at the Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania 19102 on May 20, 2003, at 10:00 a.m., local time, for the following purposes:

1.	To elect two directors;

2.	To approve a proposal to amend the Company’s 1996 Equity Compensation Plan to increase the number of shares reserved for issuance thereunder from 1,620,000 to 2,220,000;

3.	To approve a proposal to amend the Company’s 1996 Non-Employee Directors Plan to increase the number of shares reserved for issuance thereunder from 100,000 to 250,000;

4.	To ratify the selection of KPMG LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2003; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record as of the close of business on April 3, 2003 will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments thereof. A list of shareholders of the Company as of the close of business on April 3, 2003 will be available for inspection during normal business hours for ten days prior to the Annual Meeting at the Company’s executive offices at 100 Brandywine Boulevard, Newtown, Pennsylvania 18940.

By Order of the Board of Directors,

Vincent M. Dadamo

Secretary

Newtown, Pennsylvania

April 11, 2003

EACH SHAREHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A SHAREHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

ICT GROUP, INC.

100 Brandywine Boulevard

Newtown, Pennsylvania 18940

PROXY STATEMENT

FOR

2003 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

MAY 20, 2003

General Information on the Meeting

This proxy statement and the accompanying form of proxy are being mailed on or about April 11, 2003 to the shareholders of ICT GROUP, INC. (the “Company” or “ICT”). These materials are being furnished in connection with the solicitation by the board of directors of the Company of proxies to be voted at the 2003 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania 19102 on May 20, 2003, at 10:00 a.m., local time, and at any adjournments thereof.

The entire cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers and directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company also will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

Voting at the Meeting

Only shareholders of common stock of the Company, par value $0.01 per share (“Common Stock”), of record at the close of business on April 3, 2003 are entitled to notice of, and to vote at, the Annual Meeting. As of April 3, 2003, there were 12,393,950 shares of Common Stock outstanding. Each shareholder entitled to vote shall have the right to one vote for each share of Common Stock held in such shareholder’s name.

The Company presently has no other class of stock outstanding and entitled to vote at the Annual Meeting. Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy. The enclosed form of proxy is a means by which a shareholder may authorize the voting of his or her shares at the Annual Meeting.

The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Directors are elected by a plurality of the votes cast (in other words, nominees with the highest number of votes are elected). All other matters to be acted upon at the Annual Meeting will be determined by the affirmative vote of the holders of the majority of the votes cast with respect to that matter. A properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether a quorum is present, is not considered a cast vote and will have no effect on the vote. Similarly, a broker “non-vote” on any matter (which results when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from that beneficial owner and those matters are matters with respect to which the broker has no discretion to vote) will have no effect on the outcome of the vote on that matter.

The shares of Common Stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with each shareholder’s directions. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares will be voted FOR the nominees listed herein under “Election of Directors,” FOR the proposal to amend the Company’s 1996 Equity Compensation Plan, FOR the proposal to amend the Company’s 1996 Non-Employee Directors Plan, and FOR the proposal to ratify the selection of KPMG LLP as the Company’s independent accountants for the fiscal year ending December 31, 2003. If any other matters are properly presented to the Annual Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

Execution of the accompanying proxy will not affect a shareholder’s right to attend the Annual Meeting and vote in person. Any shareholder giving a proxy has the right to revoke the proxy by giving written or oral notice of revocation to the Secretary of the Company, or by delivering a subsequently executed proxy, at any time before the proxy is voted.

Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you plan to attend the Annual Meeting to vote in person and your shares are registered with the Company’s transfer agent in the name of a broker or bank, you must secure a proxy from your broker or bank assigning voting rights to you for your shares of Common Stock.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The board of directors of the Company currently consists of five members and is divided into three classes: two classes each consisting of two directors and one class consisting of one director. One class of directors is elected each year to hold office for a three-year term and until the election and qualification of his successor or until his death, removal or resignation. At the Annual Meeting, two directors will be elected for the class with a term expiring at the Annual Meeting. The term of office for the directors elected at the Annual Meeting will expire at the 2006 annual meeting of shareholders.

The board of directors has nominated John J. Brennan and John A. Stoops, current members of the board of directors, for election as directors at the Annual Meeting.

The nominees have consented to be named and to serve if elected. Unless otherwise instructed by the shareholders, the persons named in the proxies will vote the shares represented thereby for the election of such nominees. The board of directors believes the nominees will be able to serve as directors. If this should not be the case, however, the proxies may be voted for substitute nominees to be designated by the board of directors. The board of directors recommends a vote FOR the nominees.

Nominees for Election with Terms Expiring in 2006

Name of Director	Age	Year First Became Director, Principal Occupations During Past Five Years and Certain Directorships

John J. Brennan	59

Mr. Brennan has served as Chairman, Chief Executive Officer and a director of the Company since April 1987, when he managed the buyout of ICT’s predecessor company, International Computerized Telemarketing, Inc., from Decision Industries Corporation (“DIC”). He also served as President of the Company from April 1987 to June 2001 and again since January 2003. Mr. Brennan was employed by DIC from May 1983 to March 1987 and over that period served as Vice President of Product Marketing, Vice President of Corporate Planning and Business Development and President of its subsidiary, International Computerized Telemarketing.

John A. Stoops	49

Mr. Stoops has been an independent marketing consultant since June 2001. Mr. Stoops had been Vice President of Scholastics Direct to Home from June 1999 to June 2001. From January 1995 to May 1999, Mr. Stoops was Vice President of Books for American Express Publishing Corporation. From November 1990 to September 1994, Mr. Stoops was President of Atlas Editions, U.S.A. He as been a director of the Company since 1996.

Directors Continuing in Office with Terms Expiring in 2004

Name of Director	Age	Year First Became Director, Principal Occupations During Past Five Years and Certain Directorships

Bernard Somers	53

Mr. Somers has been a partner of Somers & Associates, Chartered Accountants, located in Dublin, Ireland, since 1988. Mr. Somers has been a director of the Company since 1996. He currently serves as a director of Eurotel Marketing Limited, a subsidiary of the Company, and Commerzbank Europe (Ireland) Ltd.

Name of Director	Age	Year First Became Director, Principal Occupations During Past Five Years and Certain Directorships

Seth J. Lehr	46

Mr. Lehr has been a partner of LLR Equity Partners, L.P., located in Philadelphia, Pennsylvania since 1999. From 1992 to 1999, Mr. Lehr was employed by Legg Mason Wood Walker, a Baltimore-based investment banking firm, and held the position of Managing Director and Group Head of the Investment Bank Division. Mr. Lehr has been a director of the Company since 2000. Mr. Lehr serves as a director of Opinion Research Corporation.

Director Continuing in Office with a Term Expiring in 2005

Name of Director	Age	Year First Became Director, Principal Occupations During Past Five Years and Certain Directorships

Donald P. Brennan	62

Donald P. Brennan has served as Vice-Chairman and a director of the Company since April 1987. He also serves as a director of Eurotel Marketing Limited and ICT Australia PTY Ltd, both of which are subsidiaries of the Company. Mr. Brennan has been a private investor since December 1998. From February 1996 to December 1998, he was an Advisory Director of Morgan Stanley & Co. Incorporated. In addition, Mr. Brennan served as a Managing Director and Head of the Merchant Banking Division of Morgan Stanley & Co. Incorporated from 1986 until his retirement in February 1996, and he also has served as Chairman of Morgan Stanley Capital Partners III, Inc., Chairman of Morgan Stanley Leveraged Equity Fund II, Inc., Chairman of Morgan Stanley Venture Partners and a director of Morgan Stanley & Co. Incorporated.

General Information Concerning the Board of Directors and its Committees

The board of directors of the Company met on eight occasions during 2002. The board of directors annually elects from its members an Audit Committee and Compensation Committee. The board of directors does not have a nominating committee. Each director attended at least 75% of the aggregate of the meetings of the board of directors and the meetings of the committee or committees on which he served during 2002.

Audit Committee. The Audit Committee is responsible for providing general oversight with respect to the accounting principles employed in ICT’s financial reporting. The Audit Committee meets quarterly with the Company’s principal financial and accounting officers and independent public accountants to review the scope of auditing procedures, the Company’s policies relating to internal auditing and accounting procedures and controls, and to discuss results of the quarterly reviews and the annual audit of the Company’s financial statements. The Audit Committee met five times during 2002. The Audit Committee is currently composed of three non-employee directors, Bernard Somers (Chairman), John A. Stoops and Seth J. Lehr.

Compensation Committee. The Compensation Committee has general supervisory power over, and the power to grant options under, the Company’s stock option plans. In addition, the Compensation Committee recommends to the Board the compensation of the Company’s Chief Executive Officer, reviews and takes action on the recommendations of the Chief Executive Officer as to the compensation of the Company’s other officers and key personnel, approves the grants of any bonuses to officers, and reviews other compensation matters generally. The Compensation Committee met twice during 2002. The Compensation Committee is currently composed of two non-employee directors, Donald P. Brennan (Chairman) and Bernard Somers.

EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Position

John J. Brennan	59	Chairman, Chief Executive Officer and President

John D. Campbell	47	Executive Vice President, Global Sales and Marketing

Timothy F. Kowalski	42	Executive Vice President, Technology and Planning

John L. Magee	49	Executive Vice President, Global Operations

Vincent A. Paccapaniccia	45	Executive Vice President, Finance and Administration, Chief Financial Officer, and Assistant Secretary

Maurice J. Kerins	49	President, ICT International and Offshore Operations

Dean J. Kilpatrick	58	President, ICT Marketing Services Operations

Vincent M. Dadamo	55	Senior Vice President, General Counsel and Secretary

Pamela J. Goyke	47	Chief Information Officer and Senior Vice President of Systems and Technology

Janice A. Jones	56	Senior Vice President, Corporate Support Services

John J. Brennan’s employment background is described above under “Nominees for Election with Terms Expiring in 2006.”

John D. Campbell has served as Executive Vice President, Global Sales and Marketing since January 2003. Prior to that, Mr. Campbell was President of ICT Sales since January 1998. He served as President of ICT Domestic Sales from January 1997 to January 1998 and as Senior Vice President, Sales and Marketing from January 1990 to January 1998.

Timothy F. Kowalski has served as Executive Vice President, Technology and Planning since January 2003. Prior to that, Mr. Kowalski was President, CRM Technology Ventures and Senior Vice President Corporate Planning since December 2001. From February 2000 to November 2001, Mr. Kowalski served as President of the Company’s former wholly-owned subsidiary iCT ConnectedTouch LLC. Mr. Kowalski was the Company’s Senior Vice President, Systems and Technology and Chief Information Officer from August 1997 to February 2000.

John L. Magee has served as Executive Vice President, Global Operations since January 2003. Prior to that, Mr. Magee was President, ICT North American Services since January 2001 and was President of ICT TeleServices Division since January 1996. He was the Company’s Executive Vice President, Operations from January 1994 to January 1996. From November 1987 to January 1994, he served as Senior Vice President, Operations of the Company.

Vincent A. Paccapaniccia has served as Executive Vice President, Finance and Administration since January 2003 and as Chief Financial Officer since August 1998. From August 1998 until January 2003, Mr. Paccapaniccia was the Company’s Senior Vice President, Finance and Assistant Secretary. From July 1998 to August 1998, he served as Senior Vice President of Finance. From January 1996 to July 1998, Mr. Paccapaniccia served as Vice President of Finance.

Maurice J. Kerins has served as President, ICT International since December 2001 and as President ICT International and Offshore Operations since January 2003. From February 2000 to December 2001, Mr. Kerins served as Vice President, Customer Support for Register.com. Mr. Kerins previously was employed by the Company from May 1984 to February 2000, most recently holding the position of President, Management Services Division from January 1996 to February 2000.

Dean J. Kilpatrick has served as President of ICT Marketing Services Operations since September 1996.

Vincent M. Dadamo has served as the Company’s Senior Vice President, General Counsel and Secretary since June 1999. From July 1980 until January 1999, Mr. Dadamo was employed by DecisionOne Corporation (and its predecessors), a computer services company, as General Counsel or Associate General Counsel.

Pamela J. Goyke has served as the Company’s Chief Information Officer and Senior Vice President of Systems and Technology since October 2000. Prior to joining the Company, Ms. Goyke served as Senior Manager for Ernst & Young LLP, in its High Growth Customer Relationship Management Practice from 1999 to 2000. She held several senior management positions with Electronic Data Systems from 1981 to 1998, including Divisional Vice President and Divisional Chief Information Officer.

Janice A. Jones has served as the Company’s Senior Vice President, Corporate Support Services since January 2003. Prior to that, Ms. Jones was the Company’s Senior Vice President Quality Management and Development since September 1999 and served as Vice President Quality Assurance from 1996 to 1999.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 1, 2003 (except as otherwise noted) regarding the beneficial ownership of Common Stock (i) by each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) by each director of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table included elsewhere in this proxy statement and (iv) by all current executive officers and directors of the Company as a group.

Names	Number of Shares Beneficially Owned(1)	Percentage of Class(2)

John J. Brennan(3)	7,544,308	55.5%

Donald P. Brennan(4)	4,512,978	36.4%

Eileen Brennan Oakley(5)	1,672,749	13.5%

Seth J. Lehr(6)	15,000	*

Bernard Somers(6)	21,000	*

John A. Stoops(6)	15,000	*

John D. Campbell(7)	203,075	1.6%

John L. Magee(8)	207,550	1.6%

Dean J. Kilpatrick(9)	48,600	*

Timothy F. Kowalski(10)	35,450	*

All executive officers and directors as a group (14 persons)(11)	7,618,986	55.7%

*	Less than one percent

(1)	Nature of ownership consists of sole voting and investment power unless otherwise indicated. The number of shares indicated includes shares issuable upon the exercise of outstanding stock options held by each individual or group to the extent such options are exercisable within 60 days of April 1, 2003.

(2)	The percentage for each individual or group is based on the aggregate number of shares outstanding as of April 1, 2003 (12,393,950) and all shares issuable upon the exercise of outstanding stock options held by such individual or group to the extent such options are exercisable within 60 days of April 1, 2003.

(3)	Includes (i) 4,500,000 shares of Common Stock over which John J. Brennan and Donald P. Brennan share voting control and dispositive power pursuant to a Voting Trust Agreement dated October 16, 2000 with John J. Brennan and Donald P. Brennan as voting trustees, and a Shareholders Agreement dated October 16, 2000, (ii) 103,575 issued and outstanding shares of Common Stock and 806,433 shares of Common Stock issuable upon the exercise of stock options over which John J. Brennan will exercise voting control pursuant to certain Voting Agreements entered into by and among current and former employees of the Company, John J. Brennan and the Company, (iii) 1,880,300 issued and outstanding shares of Common Stock, and (iv) 254,000 shares of Common Stock issuable pursuant to exercisable stock options issued in Mr. Brennan’s name. The address of this shareholder is 100 Brandywine Boulevard, Newtown, PA 18940.

(4)	Includes (i) 4,500,000 shares of Common Stock over which John J. Brennan and Donald P. Brennan share voting and dispositive power pursuant to a Voting Trust Agreement dated October 16, 2000 with John J. Brennan and Donald P. Brennan as voting trustees, and a Shareholders Agreement dated October 16, 2000, (ii) 478 issued and outstanding shares of Common Stock held in the name of Donald P. Brennan and (iii) 12,500 shares of Common Stock issuable pursuant to exercisable stock options issued in Mr. Brennan’s name. The address of this shareholder is 100 Brandywine Boulevard, Newtown, PA 18940.

(5)	These shares are held subject to twelve trusts over which Ms. Oakley, the daughter of Donald P. Brennan, has voting control. The address of this shareholder is 100 Brandywine Boulevard, Newtown, PA 18940.

(6)	Includes 15,000 shares of Common Stock issuable pursuant to exercisable stock options for each of Mr. Lehr and Mr. Somers and 12,000 shares of Common Stock issuable pursuant to exercisable stock options for Mr. Stoops.

(7)	Includes 138,575 shares of Common Stock issuable pursuant to exercisable stock options over which John J. Brennan exercises voting control pursuant to the terms of a Voting Agreement.

(8)	Consists of 207,550 shares of Common Stock issuable pursuant to exercisable stock options over which John J. Brennan exercises voting control pursuant to the terms of a Voting Agreement.

(9)	Consists of 48,600 shares of Common Stock issuable pursuant to exercisable stock options over which John J. Brennan exercises voting control pursuant to the terms of a Voting Agreement.

(10)	Consists of 35,450 shares of Common Stock issuable pursuant to exercisable stock options over which John J. Brennan exercises voting control pursuant to the terms of a Voting Agreement.

(11)	Includes 1,114,933 shares of Common Stock issuable pursuant to exercisable stock options.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table.    The following table sets forth for the years ended December 31, 2002, 2001, and 2000 compensation paid by the Company to its Chief Executive Officer and the four other most highly compensated executive officers of the Company for the year ended December 31, 2002.

Summary Compensation Table

	Annual Compensation					Long Term Compensation
Name and Principal Position	Year	Salary		Bonus		Securities Underlying Options/SARs(5)		All Other Compensation(1)
John J. Brennan Chairman, President and Chief Executive Officer	2002 2001 2000	$ $ $	557,692 498,010 435,151	$ $ $	507,787 324,828 56,785	27,300 28,200 44,000	(2) (3) (4)	$ $ $	98,416 92,439 64,638

John L. Magee Executive Vice President, Global Operations	2002 2001 2000	$ $ $	264,596 249,231 209,808	$ $ $	159,842 151,212 54,275	5,000 7,400 19,500	(2) (3) (4)	$ $ $	6,466 5,818 5,168

John D. Campbell Executive Vice President, Global Sales and Marketing	2002 2001 2000	$ $ $	214,731 204,712 189,808	$ $ $	244,100 171,856 67,707	6,200 8,900 25,200	(2) (3) (4)	$ $ $	4,860 4,212 5,627

Dean J. Kilpatrick President, Marketing Services Operations	2002 2001 2000	$ $ $	192,298 183,615 164,769	$ $ $	164,646 130,214 67,532	4,800 7,300 16,200	(2) (3) (4)	$ $ $	5,211 4,432 5,282

Timothy F. Kowalski Executive Vice President, Technology and Planning	2002 2001 2000	$ $ $	214,866 209,808 190,250	$ $ $	113,178 115,419 32,960	3,900 5,400 39,600	(2) (3) (4)	$ $ $	6,663 5,440 4,486

(1)	Includes for 2002: (i) Company contributions of $4,000, $4,000, $4,000, $4,000 and $4,000 to the Company’s 401(k) tax-qualified employee savings and retirement plan on behalf of Mr. Brennan, Mr. Magee, Mr. Campbell, Mr. Kilpatrick and Mr. Kowalski, respectively, (ii) premiums paid by the Company in the amount of $1,092, $408, $408, $1,211 and $263, for group term life insurance on behalf of Mr. Brennan, Mr. Magee, Mr. Campbell, Mr. Kilpatrick and Mr. Kowalski, respectively; (iii) premiums paid by the Company in the amount of $51,138, $558 and $451 for life insurance on behalf of Mr. Brennan, Mr. Magee and Mr. Campbell, respectively; (iv) Company contributions of $30,000, $1,500 and $2,400 to the Company’s non-qualified employee savings and retirement plan on behalf of Mr. Brennan, Mr. Magee and Mr. Kowalski, respectively, and (v) lease payments paid by the Company in the amount of $12,187 for an automobile leased on behalf of Mr. Brennan.

(2)	These options were granted in 2002 for the employee’s performance during 2001.

(3)	These options were granted in 2001 for the employee’s performance during 2000.

(4)	These options for Mr. Brennan, Mr. Magee, Mr. Campbell and Mr. Kilpatrick were granted in 2000 for their performance during 1999. 9,600 of the options for Mr. Kowalski were granted in 2000 for his performance during 1999.

(5)

The Company formed iCT ConnectedTouch LLC (“ConnectedTouch”) in February 2000 as a Pennsylvania limited liability company and wholly-owned subsidiary of the Company. The Company owned 10,000,000 interests (“Interests”) in ConnectedTouch, constituting all of the issued and outstanding Interests in ConnectedTouch. In May 2000, ConnectedTouch adopted a 2000 Equity Compensation Plan (the “2000 ConnectedTouch Equity Plan”) pursuant to which ConnectedTouch reserved for issuance options to purchase up to 2,000,000 Interests in ConnectedTouch. The 2000 ConnectedTouch Equity Plan permitted the issuance of these options to employees of the Company and ConnectedTouch and to members of the board of directors of the Company and ConnectedTouch. On October 19, 2000, Messrs. John J. Brennan, John L. Magee, John D. Campbell, Dean J. Kilpatrick and Timothy F. Kowalski were granted options under the 2000 ConnectedTouch Equity Plan to purchase Interests in ConnectedTouch in the amounts of 250,000, 40,000, 80,000, 40,000 and 150,000 Interests, respectively. In November 2001, ConnectedTouch was merged into the Company and the 2000 ConnectedTouch Equity Plan and the options to purchase Interests granted thereunder were terminated without compensation.

Option Grants in Last Fiscal Year.    The following table sets forth certain information concerning grants of stock options made during 2002 to the persons named in the Summary Compensation Table.

OPTION GRANTS IN THE LAST FISCAL YEAR

	Number of Securities Underlying Options Granted(2)	% of Total Options Granted to Employees In Fiscal Year	Exercise Price ($/share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (5 years)(1)
Name					5%	10%

John J. Brennan	27,300	18%	$16.90	2/5/2012	$127,468	$281,671

John L. Magee	5,000	3%	$16.90	2/5/2012	$23,346	$51,588

John D. Campbell	6,200	4%	$16.90	2/5/2012	$28,949	$63,969

Dean J. Kilpatrick	4,800	3%	$16.90	2/5/2012	$22,412	$49,525

Timothy F. Kowalski	3,900	3%	$16.90	2/5/2012	$18,210	$40,239

(1)	The dollar amounts under these columns are the result of calculations at 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation of the price of the Common Stock. The Company did not use an alternative formula for a grant date valuation. The Company is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(2)	The Company owned 10,000,000 Interests in ConnectedTouch constituting all of the issued and outstanding Interests in ConnectedTouch. On October 19, 2000, Messrs. John J. Brennan, John L. Magee, John D. Campbell, Dean Kilpatrick, and Timothy F. Kowalski were granted options to purchase Interests in ConnectedTouch in the amounts of 250,000, 40,000, 80,000, 40,000, and 150,000 Interests respectively, representing 26%, 4%, 8%, 4%, and 16% respectively of the total options granted to employees of the Company and ConnectedTouch during 2000. These options were issued at an exercise price of $0.30 per Interest, the fair market value of the Interests at the time of grant as determined by an independent financial advisor experienced in such matters. These options became exercisable in full only if ConnectedTouch completed an initial public offering of its stock within ten (10) years after the date of grant and expired if no such public offering was completed within that time period. The potential realizable value of these options at the five percent (5%) assumed annual rate of price appreciation as used in footnote (1) above was $20,721 for John J. Brennan, $3,315 for John L. Magee, $6,631 for John D. Campbell, $3,315 for Dean J. Kilpatrick, and $12,433 for Timothy F. Kowalski, and at a ten percent (10%) assumed annual rate of price appreciation was $45,788 for John J. Brennan, $7,326 for John L. Magee, $14,652 for John D. Campbell, $7,326 for Dean J. Kilpatrick, and $27,473 for Timothy F. Kowalski. In November 2001, ConnectedTouch was merged into the Company and the 2000 ConnectedTouch Equity Plan and the options to purchase Interests granted thereunder were terminated without compensation.

Year-End Values.    The following table summarizes option exercises during 2002 and the value of vested and unvested options for the persons named in the Summary Compensation Table at December 31, 2002.

Aggregated Option Exercises in Last Year and Year-End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

John J. Brennan	—	—	254,000	20,700	$1,361,984	$20,022

John L. Magee	35,000	$562,279	207,550	4,350	$1,985,092	$5,254

John D. Campbell	—	—	138,575	5,325	$1,065,438	$6,319

Dean J. Kilpatrick	12,900	$217,279	48,600	4,225	$211,008	$5,183

Timothy F. Kowalski	—	—	34,550	9,550	$98,713	$34,865

(1)	Values calculated using the closing market price of $11.59 per share of the Company’s Common Stock on December 31, 2002 and the per share exercise price of the individual’s options.

Equity Compensation Plan Information

The following table provides information as of December 31, 2002 regarding the number of shares of Common Stock that may be issued under the Company’s equity compensation plans. All of the Company’s equity compensation plans have been approved by the Company’s shareholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)

Equity compensation plans approved by security holders	1,527,733	$7.91	260,267

Equity compensation plans not approved by security holders	0	0	0

Non-Qualified Deferred Compensation Plan

In October 1999, the Company adopted a Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) for certain employees, under which deferrals commenced as of April 2000. The Deferred Compensation Plan allows participating employees to defer a portion of their compensation on a pre-tax basis. Pursuant to an amendment to the Deferred Compensation Plan effective January 1, 2001, the Company currently makes a matching contribution to the account of each participant in an amount equal to ten percent (10%) of the amount of such participant’s deferral under the Deferred Compensation Plan. The contributions from this match vest in the employee’s account ratably over a period of three (3) years measured from the employee’s first day of employment with the Company. Employees are fully vested in the amounts they defer, but withdrawals are not permitted until the termination of the Deferred Compensation Plan, or the termination, disability or death of the participating employee. Other withdrawals are permitted for unforeseeable emergencies only.

Employment Agreements

In August 2002, the Company entered into an employment agreement with John J. Brennan as Chief Executive Officer. The agreement has a three-year term that ends July 31, 2005, but the term renews automatically for successive three-year periods unless either party gives written notice of termination at least 180 days prior to the expiration date, or unless earlier terminated as provided therein. The agreement initially provides for a base salary of $575,000, which may be increased each year at the discretion of the Company’s Compensation Committee, and may not be decreased below the then current level. Mr. Brennan is eligible each year to participate in a Quarterly Incentive Plan (“QIP”) under which he is eligible to receive a bonus in an amount up to 150% of his then base salary. Mr. Brennan is also eligible each year to participate in an Annual Incentive Plan (“AIP”) under which he is eligible to receive a bonus in an amount up to 200% of his QIP bonus for the year. The payment of the QIP bonus and the AIP bonus may be in the form of cash and/or Common Stock as determined by the Company’s Compensation Committee. Mr. Brennan also is entitled to receive each year for three years, commencing May 1, 2003, an annual grant of options to purchase 100,000 shares of Common Stock under the Company’s 1996 Equity Compensation Plan at an exercise price equal to the fair market value of the Common Stock on the date of grant. Twenty-five percent (25%) of each grant shall vest as of the date of grant, with the remainder vesting in equal installments on the first, second and third anniversaries of the grant date. The Company’s Compensation Committee shall have the right to reduce or eliminate each such grant if the Compensation Committee determines that the Company’s earnings per share for the Company’s most recent fiscal year are not in excess of the Company’s earnings per share for the Company’s fiscal year prior to the most recent fiscal year. In addition, in the event of (i) a material change in the capitalization of the Company (including, but not limited to, a public offering, stock split or spin-off), or (ii) a material negative performance variance from the Company’s business plan resulting from circumstances not attributable to Mr. Brennan’s performance or, alternatively, reflecting inadequate performance by Mr. Brennan, the Compensation Committee shall have the right to increase or decrease the number of shares subject to the grants to reflect such circumstances in such manner as the Compensation Committee in its discretion may determine. If Mr. Brennan’s employment is terminated by the Company for other than willful misconduct, or if Mr. Brennan terminates his employment for “good reason,” then the Company is required to maintain its obligations under his employment agreement for 36 months from the date of termination. Mr. Brennan may terminate his employment agreement for “good reason” upon 30 days’ written notice if there has been (i) a substantial (20% or more) reduction in his salary or benefits other than a reduction which is part of a general salary reduction applicable to all senior executives of the Company, (ii) a substantial change in his duties or (iii) a “change of control” of the Company. A “change of control” is defined as the occurrence of an event resulting in any person other than Mr. Brennan becoming a beneficial owner of more than 50% of the then outstanding securities of the Company or a merger of the Company or the sale of substantially all of the assets of the Company.

In August 2002, the Company entered into an employment agreement with John L. Magee that provided for a base salary of $265,000 per year. Mr. Magee’s employment agreement provides for his salary, which currently is $265,000, to be reviewed annually by the board of directors. His employment agreement has an initial term of one year, and is renewed automatically each year for an additional one-year term unless either party to the agreement terminates prior to the end of the renewal term. The Company may terminate the employment agreement at any time, with or without cause. The employment agreement contains severance provisions that, if triggered, entitle Mr. Magee to monthly severance payments in an amount equal to his then-current monthly salary for a period of 18 months. The severance payments are triggered by the termination of Mr. Magee’s employment by the Company without cause or upon Mr. Magee’s resignation for “good reason” which includes a breach by the Company of its obligation under the employment agreement, a material diminishment of Mr. Magee’s duties or the removal of Mr. Magee from his position without his consent.

In March 2003, the Company entered into an employment agreement with John D. Campbell that provided for a base salary of $215,000 per year. Mr. Campbell’s employment agreement provides for his salary, which currently is $215,000, to be reviewed annually by the board of directors. His employment agreement has an initial term of one year, and is renewed automatically each year for an additional one-year term unless either party to the agreement terminates prior to the end of the renewal term. The Company may terminate the employment agreement at any time, with or without cause. The employment agreement contains severance provision that, if triggered, entitle Mr. Campbell to monthly severance payments in an amount equal to his then-current monthly salary for a period of 18 months. The severance payments are triggered by the termination of Mr. Campbell’s employment by the Company without cause.

In May 1995, the Company entered into an employment agreement with Dean J. Kilpatrick that provided for a base salary of $115,000 per year. Mr. Kilpatrick’s employment agreement had an initial term of one year and renews automatically for consecutive one-year periods unless terminated within 90 days prior to the expiration of the then-current term. Mr. Kilpatrick’s current base salary is $192,500. In October 2002, Mr. Kilpatrick’s employment agreement was amended to provide for Mr. Kilpatrick to receive monthly severance payments equal to his then current monthly salary in the event of the termination of Mr. Kilpatrick’s employment by the Company without cause for either twelve (12) months if Mr. Kilpatrick has less than ten (10) years of uninterrupted service with the Company, or eighteen (18) months if Mr. Kilpatrick has ten (10) years or more of uninterrupted service with the Company, at the time of such termination.

In July 1997, the Company entered into an employment agreement with Timothy F. Kowalski that provided for a base salary of $135,000 per year. Mr. Kowalski’s employment agreement had an initial term of one year and renews automatically for consecutive one-year periods unless either party terminates prior to the end of the renewal term. Mr. Kowalski’s base salary is currently $215,000 per annum. In March 2003, Mr. Kowalski’s employment agreement was amended to provide for Mr. Kowalski to receive monthly severance payments equal to his then current monthly salary in the event of the termination of Mr. Kowalski’s employment by the Company without cause for either twelve (12) months if Mr. Kowalski has less than ten (10) years of uninterrupted service with the Company, or eighteen (18) months if Mr. Kowalski has ten (10) years or more of uninterrupted service with the Company, at the time of such termination.

The employment agreements discussed above contain non-tampering, non-disclosure, non-solicitation and confidentiality provisions. Although the employment agreements restrict the employee from interfering with the Company’s current, former or potential customers, none contain a provision restricting a terminated employee’s ability to work for a competitor of the Company.

Compensation of Directors

The non-employee directors are paid directors’ fees of $2,500 for each quarterly Board meeting and each special Board meeting attended in person or by telephone and $500 for any other telephonic Board meeting attended. The Chairman of the Audit Committee and the Chairman of the Compensation Committee each receive $1,000 for each committee meeting attended and the other members of the Audit Committee and the Compensation Committee receive $500 for each committee meeting attended. The non-employee directors are also paid an annual fee of $10,000. In addition, directors are reimbursed for expenses incurred in connection with attendance at Board and committee meetings.

Under the Company’s 1996 Non-Employee Directors Plan, as amended in May 2000, and May 2002, each non-employee director receives, upon initial election to the Board, an option to purchase 10,000 shares of Common Stock.

These initial options are exercisable with respect to fifty percent (50%) of the shares on the date of grant and become exercisable with respect to the remaining fifty percent (50%) of the shares on the first anniversary of the date of grant if the director continues to be a member of the board of directors through that date. These initial options have an exercise price equal to the fair market value of the Common Stock on the date of grant and expire ten years after issuance. In addition, each non-employee director is granted an option to purchase 2,500 shares of Common Stock on the date of each annual meeting of shareholders; these options vest on the first anniversary of the date of grant if the director continues to be a member of the board of directors through that date, have an exercise price equal to the fair market value of the Common Stock on the date of grant and expire ten years after issuance.

Certain Relationships and Related Transactions

Voting Trust Agreement.    John J. Brennan, Donald P. Brennan and the Company entered into an Amended and Restated Voting Trust Agreement dated as of October 16, 2000 (the “Voting Trust Agreement”) which established a voting trust (the “Voting Trust”). The Voting Trust Agreement terminates December 31, 2008. John J. Brennan and Donald P. Brennan are voting trustees of the Voting Trust. The Voting Trust Agreement provides that all acts of John J. Brennan and Donald P. Brennan as voting trustees must be by unanimous consent, although the Voting Trust Agreement requires the voting trustees to be present for purposes of constituting a quorum at any meeting of the shareholders, regardless of whether the shares subject to the Voting Trust are to be voted at the meeting. John J. Brennan has the right under the Voting Trust Agreement to designate an individual to act as his successor trustee upon his death or resignation; if no such successor is so designated, his wife, Jean M. Brennan, will act as successor trustee. If she acts as a trustee, Jean M. Brennan may designate any child of John J. Brennan to act as her successor trustee upon her death or resignation. Upon the death or resignation of Donald P. Brennan as a voting trustee, his daughter, Eileen Brennan Oakley, will become a voting trustee. If Eileen Brennan Oakley fails or ceases to act as a voting trustee, the next oldest child of Donald P. Brennan shall become a voting trustee. If Donald P. Brennan dies or resigns while John J. Brennan is acting as a voting trustee, the vote of John J. Brennan constitutes the unanimous vote of the trustees in the event of any disagreement between John J. Brennan and the successor voting trustee of Donald P. Brennan. The Voting Trust Agreement provides for the appointment of an independent trustee to act as co-trustee in the event that none of John J. Brennan, the wife of John J. Brennan and Donald P. Brennan is acting as voting trustees. The trustees are required to vote all shares held under the Voting Trust Agreement to elect Donald P. Brennan as a director of the Company if he is nominated for election as a director and to vote all such shares against the removal of Donald P. Brennan as a director of the Company, unless he is unable to perform his duties as a director due to mental or physical incapacity or unless he has engaged in willful misconduct or gross negligence. Pursuant to a supplemental agreement entered into as of October 16, 2000 between John J. Brennan and Donald P. Brennan, (the “Supplemental Agreement”), Donald P. Brennan consented to John J. Brennan’s withdrawal from the Voting Trust of shares of ICT Common Stock that he beneficially owned in excess of 2,250,000 shares, provided that the shares he removed remain subject to the Amended and Restated Shareholders Agreement dated as of October 16, 2000, as described below. John J. Brennan withdrew 1,846,500 shares of ICT Common Stock from the Voting Trust, leaving 2,250,000 shares he beneficially owns subject to the Voting Trust. Under the Supplemental Agreement, John J. Brennan and Donald P. Brennan agreed to use their best efforts to ensure that the other is nominated to stand for election as a director of the Company at the conclusion of each of their respective terms and John J. Brennan agreed to vote the shares he removed from the Voting Trust for Donald P. Brennan’s election as a director of the Company.

Shareholders’ Agreement.    The Company, John J. Brennan, Donald P. Brennan and certain family trusts that have been established by John J. Brennan and Donald P. Brennan (the “Trusts”) have entered into an Amended and Restated Shareholders Agreement dated as of October 16, 2000 that covers the shares that each beneficially owned, including those held in the Voting Trust (the “Shareholders’ Agreement”). The Shareholders’ Agreement prohibits the transfer of shares owned by John J. Brennan, Donald P. Brennan and the Trusts, without the consent of the other parties to the Shareholders’ Agreement, except (i) pursuant to a public offering, (ii) to certain family members and trusts who agree to be bound by the Shareholders’ Agreement, (iii) to another party, or the Company, pursuant to rights of first refusal or (iv) to a third party if rights of first refusal have not been exercised.

Voting Agreement.    Each of the Company’s employee optionholders has entered into a ten-year voting agreement (the “Voting Agreements”) with the Company and John J. Brennan, the Chairman and Chief Executive Officer of the Company, pursuant to which each optionholder has agreed to vote all shares of Common Stock received by such individuals upon the exercise of options in the manner directed by Mr. Brennan. The Voting Agreements are binding on each of the optionholders’ successors in interest. Mr. Brennan is required to release shares covered by the Voting Agreements if a shareholder intends to sell shares in the public market and completes the sale within 90 days of the release. Shares sold in the public market are thereafter not subject to the Voting Agreements.

John J. Brennan, Chairman of the board of directors, Chief Executive Officer and President of the Company, and Donald P. Brennan, Vice-Chairman of the Company, are brothers.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s financial statements and the financial reporting process. The Audit Committee assists the board of directors in fulfilling its oversight responsibilities relating primarily to the Company’s financial reporting process, its systems of internal accounting and financial controls and the independent audit of its financial statements. The Audit Committee is composed of three independent directors and operates under a written charter adopted by the board of directors.

The Audit Committee reviewed with the independent public accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee discussed with the independent public accountants their independence from management and the Company and the independent public accountants provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also has discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee also discussed with the Company’s independent public accountants the overall scope and plans for the Company’s audit. The Audit Committee met with the independent public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also reviewed and discussed the Company’s audited financial statements with management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Bernard Somers, Chairman

Seth J. Lehr

John A. Stoops

COMPENSATION COMMITTEE REPORT

The Compensation Committee is responsible for setting the base salaries and the total compensation levels of the Chief Executive Officer (the “CEO”) and the other executive officers of the Company. In addition, the Compensation Committee is responsible for (i) setting the performance criteria for annual bonus awards and determining the achievement levels and payout for the executive officers and (ii) determining which executives, including the CEO, will be granted stock options and the size of such grants.

Compensation Philosophy

The Company’s compensation policies for executive officers are designed to (a) provide competitive compensation packages that will attract and retain superior executive talent, (b) link a significant portion of compensation to financial results, so as to reward successful performance, and (c) provide long-term equity compensation, to further align the interests of executive officers with those of shareholders and further reward successful performance. The principal components of the Company’s executive officer compensation program are base salary, annual bonus awards, and grants of stock options.

Annual Compensation

Annual cash compensation is comprised of a base salary and a bonus award and is based upon a review of compensation packages of executives in comparable positions with other publicly held teleservices firms. The Compensation Committee believes that the compensation levels of the executive officers in 2002 were within the median compensation levels for comparable positions.

Bonus awards are made pursuant to a criteria established toward the beginning of each fiscal year. The amount of bonus paid to an executive officer is largely based upon the Company’s achievement of specified levels of income determined by the Compensation Committee; provided, however, that in the case of sales personnel, their bonuses are based upon specified sales targets and the margins achieved with such sales. Payment of awards is made in cash and in stock options as determined by the Compensation Committee.

Long-Term Compensation

The Compensation Committee has the discretion to grant stock options to the executive officers. The number of options in each grant is not based on any specific criteria. However, the Compensation Committee considers primarily the executive’s position, skills and achievements, and the level and timing of previously granted stock options.

Compensation of Chief Executive Officer

The CEO’s annual base salary was increased to $575,000 on August 1, 2002 from $525,000 pursuant to his employment agreement. Based upon the analysis by the Compensation Committee, the Compensation Committee is of the opinion that the CEO’s base salary is comparable to the median of competitive base salaries for executives from companies of similar annual revenues, operating earnings and growth potential.

The CEO was granted 27,300 options in 2002. These options were granted for the CEO’s performance during 2001.

Deductibility of Certain Compensation

Section 162(m) of the Internal Revenue Code generally denies a federal income tax deduction for certain compensation exceeding $1,000,000 paid to the CEO or any of the four other highest paid executive officers, excluding (among other things) certain performance-based compensation. Through December 31, 2002, this provision has not affected the Company’s tax deductions, but the Compensation Committee will continue to monitor the potential impact of section 162(m) on the Company’s ability to deduct executive compensation.

THE COMPENSATION COMMITTEE

Donald P. Brennan, Chairman

Bernard Somers

COMPARATIVE STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return on the Company’s Common Stock with the cumulative total return of (i) the Nasdaq Stock Market (U.S.) Index (the “Nasdaq Index”) and (ii) a “peer group” index, assuming an investment of $100 on December 31, 1997 in each of the Common Stock of the Company, the stocks comprising the Nasdaq Index and the stocks comprising the “peer group,” and further assuming reinvestment of dividends. The “peer group” consists of Aegis Communications Group, Inc., APAC Teleservices, Inc., RMH Teleservices, Inc., West Corporation, Sitel Corp. and Teletech Holdings, Inc. In 1998, ATC Communications Group, Inc. merged with IQI, Inc. and changed its corporate name to Aegis Communications Group, Inc. Telespectrum Worldwide, Inc. is no longer included since it has been delisted from the Nasdaq Index.

Measurement Date	ICT Group, Inc.	Nasdaq Stock Market	Peer Group
12/31/97	$100	$100	$100
12/31/98	$57	$141	$63
12/31/99	$272	$249	$176
12/31/00	$214	$156	$148
12/31/01	$414	$125	$120
12/31/02	$258	$87	$72

PROPOSAL NO. 2

AMENDMENT OF 1996 EQUITY COMPENSATION PLAN

At the Annual Meeting, the shareholders will vote on a proposal to amend the Company’s 1996 Equity Compensation Plan (the “Plan”) to increase the number of shares of Common Stock reserved for issuance under the Plan from 1,620,000 to 2,220,000. The board of directors approved the amendment in March 2003, subject to shareholder approval.

The board believes the Plan helps the Company to attract, retain and motivate employees and other key personnel and to encourage them to devote their best efforts to the business and financial success of the Company. The board believes that providing key employees and consultants with the opportunity to acquire an equity interest in the Company over time serves to align their interests closely with other shareholders. The Plan was amended with shareholder approval in May 2000 to increase the number of shares of Common Stock reserved for issuance under the Plan from 1,120,000 to 1,620,000. As of December 31, 2002, the Company had granted, net of cancellations, options to purchase 1,402,233 shares under the Plan. The board of directors believes it is in the best interest of the Company to increase the number of shares authorized for issuance under the Plan because the increase will allow the Company to continue to grant stock-based compensation at levels it deems appropriate. The Company has received a report from an independent compensation consultant, advising the Company that the proposed increase in the number of shares reserved for issuance under the Plan is reasonable, fair and within generally accepted limits when compared to other companies within the Company’s peer group.

The board of directors recommends that the shareholders vote FOR the proposal to amend the Plan to increase the number of shares of Common Stock reserved for issuance under the Plan from 1,620,000 to 2,220,000.

Vote Required for Approval

Approval of the proposed amendment to the Plan requires the affirmative vote of the holders of a majority of the votes cast by the holders of the Common Stock entitled to vote thereon.

Description of the Plan

General.    Subject to adjustment in certain circumstances as discussed below, the Plan currently authorizes up to 1,620,000 shares of Common Stock of the Company for issuance pursuant to the terms of the Plan. If and to the extent Grants under the Plan expire or are terminated for any reason without being exercised, or the shares of Common Stock subject to a Grant are forfeited, the shares of Common Stock subject to such Grants again will be available for Grants under the Plan.

Administration of the Plan.    The Plan is administered and interpreted by a Committee (the “Committee”) of the Board consisting of two or more persons appointed by the Board from among its members, each of whom must be a “disinterested person” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and an “outside director” as defined by section 162(m) of the Internal Revenue Code (the “Code”).

Grants.    Grants to employees (including officers and directors) and consultants of the Company (“Grantees”) under the Plan may consist of (i) options intended to qualify as incentive stock options (“ISOs”) within the meaning of section 422 of the Code, (ii) options which are not intended to qualify as ISO’s (“NQSOs”) (iii) restricted stock, (iv) stock appreciation rights (“SARs”) or (v) other awards that are valued in whole or in part by reference to, or are otherwise based on, the Company’s Common Stock.

Eligibility for Participation.    Grants may be made to any full-time employee (including officers and directors) and consultants of the Company. As of December 31, 2002, 643 employees were eligible for Grants under the Plan. During any calendar year, no Grantee may receive Grants for more than 570,000 shares of Common Stock. As of December 31, 2002, 253 Grants had been made under the Plan.

Options.    The option price of any ISO granted under the Plan will not be less than the fair market value of the underlying shares of Common Stock on the date of grant; provided, however, that if an ISO is granted to a Grantee who then owns, directly or indirectly, shares possessing more than ten percent of the total combined voting power of all classes of Stock of the Company, then the option price will be at least 110% of the fair market value of the underlying shares of Common Stock on the date of grant. The option price of an NQSO is determined by the Committee in its sole discretion and may be greater than, equal to or less than the fair market value of the underlying shares of Common Stock on the date of grant.

The Committee may determine the term of each option; provided, however, that the exercise period may not exceed ten years from the date of grant or five years from the date of grant of an ISO if the Grantee on the date of grant owns, directly or indirectly, shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company. A Grantee may pay the option price (i) in cash, (ii) with the approval of the Committee, by delivering shares of Common Stock owned by the Grantee (including Common Stock acquired in connection with the exercise of a stock option, subject to such restrictions as the Committee deems appropriate) and having a fair market value on the date of exercise equal to the option price or (iii) by a combination of the foregoing.

If a Grantee ceases to serve as an employee, director or consultant of the Company or its subsidiaries for any reason other than disability, death or termination for cause, the Grantee’s stock options will terminate 90 days following the date on which he or she ceases to serve. If the Grantee’s service ceases due to the Grantee’s death or disability, the Grantee’s stock options will terminate one year following the date on which he or she ceases to serve due to such death or disability. If the Grantee’s service ceases due to termination by the Company for cause, the Grantee’s stock options will terminate immediately. However, in each case described above, the Committee may specify a different termination date with respect to a Grantee, but in no event later than the date of expiration of the option term.

Restricted Stock.    The Committee may make Grants of restricted stock. Shares may be issued for cash or other consideration, as the Committee determines. The number of shares of Common Stock granted to each Grantee shall be determined by the Committee. Grants of restricted stock will be made subject to such restrictions and conditions as the Committee may determine in its sole discretion, including restrictions on transferability (the “Restriction Period”). During the Restriction Period, if any, a Grantee will have the right to vote the shares subject to the Grant and the right to receive any regular cash dividends paid thereon, unless the Committee determines otherwise. If a Grantee’s employment or service for the Company terminates, or in the event of the occurrence of certain other events determined by the Committee, the Grant will terminate with respect to all shares as to which the restrictions have not lapsed and those shares must be returned to the Company.

Stock Appreciation Rights.    The Committee may grant SARs alone or in tandem with any stock option. The base amount of an SAR will be the greater of (i) the exercise price of the related stock option, if any, or (ii) the fair market value of a share of Common Stock on the date of grant of the SAR, unless the Committee determines otherwise. Upon exercise of an SAR, a Grantee will receive the amount by which the fair market value of the Common Stock on the date of exercise exceeds the base amount of the SAR. A Grantee may elect to have such appreciation paid in cash or in shares of Common Stock of the Company, subject to Committee approval.

Stock-Based Awards.    The Committee may, subject to limitations under applicable law, grant to any Grantee other than a non-employee director, awards of Common Stock or cash equal to the value of shares of Common Stock as a bonus, subject to such conditions and restrictions, if any, as the Committee may determine in its sole discretion.

Conditions of Grants.    Unless the Committee determines otherwise, all Grants under the Plan will be contingent upon the Grantee entering a voting agreement with respect to any shares issued pursuant to such

Grant, in the form and manner prescribed by the Committee. No shares of Common Stock will be issued in connection with any Grant under the Plan unless the Grantee participates in such voting trust or the Committee determines otherwise.

Amendment and Termination of the Plan.    The board of directors may amend or terminate the Plan at any time; provided, however, that, the board must obtain shareholder approval of any amendments to the Plan that (i) increase the aggregate number of shares of Common Stock for which Grants may be made thereunder, (ii) decrease the minimum exercise price specified by the Plan in respect of ISOs, (iii) change the class of employees eligible to receive ISOs under the Plan, (iv) increase the individual limit of shares of Common Stock for which Grants of options may be made to any single individual under the Plan or (v) make any amendment that requires shareholder approval pursuant to Rule 16b-3 of the Exchange Act or 162(m) of the Code. The Plan will terminate in May 2006, unless terminated earlier by the board or extended by the board with approval of the shareholders.

Adjustment Provisions.    If there is any change in the number or kind of shares of Common Stock outstanding by reason of a stock dividend, recapitalization, stock split or combination or exchange of such shares, or merger, reorganization or consolidation in which the Company is the surviving corporation, or reclassification or other change in the par value of the Common Stock or by reason of any other extraordinary or unusual event affecting the outstanding Common Stock as a class, the Committee may make adjustment to reflect any increase or decrease in the number or kind of issued shares of Common Stock.

Change of Control of the Company.    Upon a change of control of the Company (i) the Company will provide each Grantee with outstanding Grants written notice of such change of control, (ii) all outstanding stock options and SARs will automatically accelerate and become fully exercisable and (iii) the restrictions and conditions on all outstanding restricted stock and stock-based awards will immediately lapse. In addition, upon a change of control where the Company is not the surviving corporation, all outstanding stock options and SARs must be assumed or replaced with comparable options or rights by the surviving corporation; provided, however, that the Committee may require that Grantees surrender their outstanding stock options and SARs in exchange for a payment by the Company, in cash or Common Stock as determined by the Committee, in an amount equal to the amount by which the then fair market value of the shares of Common Stock subject to the Grantee’s outstanding stock options or SARs exceeds the option purchase price of the stock options or base amount of the SARs, as the case may be.

PROPOSAL NO. 3

AMENDMENT OF 1996 NON-EMPLOYEE DIRECTORS PLAN

At the Annual Meeting, the shareholders will vote on a proposal to amend the Company’s 1996 Non-Employee Directors Plan (the “Directors Plan”) to increase the number of shares of Common Stock reserved for issuance under the Directors Plan from 100,000 to 250,000. The board of directors approved the amendment in March 2003, subject to shareholder approval.

The board believes the Directors Plan helps the Company to attract, retain and motivate non-employee directors to participate in the management of the Company through representation on the board. The board believes that providing non-employee directors with the opportunity to acquire an equity interest in the Company will align their interests closely with other shareholders. The Directors Plan was amended in 2000, with the approval of the Company’s shareholders, increasing the number of shares reserved for issuance thereunder from 30,000 to 50,000 and again in 2002, with the approval of the Company’s shareholders, increasing the number of shares reserved for issuance thereunder from 50,000 to 100,000. The Directors Plan also was amended in 2000 to increase the number of option shares granted to a member of the board upon first becoming a member and the number of option shares granted each year thereafter. As of December 31, 2002, the Company had granted, net of cancellations, options to purchase 57,500 shares under the Directors Plan. The board of directors believes it is in the best interest of the Company to increase the number of shares authorized for issuance under the Directors Plan because the increase will allow the Company to continue to grant stock-based compensation at levels it deems appropriate. The Company has received a report from an independent compensation consultant advising the Company that the proposed increase in the number of shares reserved for issuance under the Directors Plan is reasonable, fair and within generally accepted limits when compared to other companies within the Company’s peer group.

The board of directors recommends that the shareholders vote FOR the proposal to amend the Directors Plan to increase the number of shares of Common Stock reserved for issuance under the Directors Plan from 100,000 to 250,000.

Description of the Directors Plan

The Directors Plan was adopted by the Board in May 1996. The Directors Plan currently provides for formula grants of Non-Qualified Stock Options (“NQSOs”) to members of the board of directors who are not employees of the Company (“Non-Employee Directors”).

General.    Subject to adjustment in certain circumstances as discussed below, the Directors Plan authorizes up to 100,000 shares of Common Stock of the Company for issuance pursuant to the terms of the Plan. If and to the extent Grants under the Directors Plan expire or are terminated for any reason without being exercised, or the shares of Common Stock subject to a grant are forfeited, the shares of Common Stock subject to such grants will be available for future grants under the Directors Plan.

Eligibility for Participation.    Each of the Company’s four Non-Employee Directors is eligible to receive NQSOs under the Directors Plan.

Formula Grants.    Pursuant to the Directors Plan, on the date each Non-Employee Director becomes a member of the board of directors, that Non-Employee Director receives an NQSO to purchase 10,000 shares of Common Stock. Such NQSOs vest as to fifty percent of the shares of Common Stock on the date of grant and vest with respect to the remaining fifty percent of the shares on the first anniversary of the date of grant if the director continues to be a member of the board of directors through that date. Thereafter, on each date that the Company holds its annual meeting of shareholders, each Non-Employee Director in office immediately after the annual meeting (other than Non-Employee Directors first elected at such meeting) will receive an NQSO to purchase 2,500 shares of Common Stock. The exercise price of all options granted pursuant to the Directors Plan must be equal to the fair market value of a share of Common Stock on the date of grant and the term of each such option is ten years. Options granted annually to Non-Employee Directors pursuant to the Directors Plan become exercisable with respect to 100% of the shares on the first anniversary of the date of grant.

If a Non-Employee Director ceases to serve as a Non-Employee Director of the Company or its subsidiaries for any reason other than becoming an employee of the Company, disability, death or termination for cause, the Non-Employee Director’s NQSOs will terminate 90 days following the date on which he or she ceases to serve. If a Non-Employee Director’s service ceases due to death or disability, the Non-Employee Director’s NQSOs will terminate one year following the date on which he or she ceases to serve due to such death or disability. If a Non-Employee Director’s service ceases due to termination by the Company for cause, the Non-Employee Director’s NQSOs will terminate immediately.

Amendment and Termination of the Directors Plan.    The board of directors may amend or terminate the Directors Plan at any time, provided that the formula provisions of the Directors Plan may not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder. The Directors Plan will terminate in May 2006, unless terminated earlier by the board of directors or extended by the board of directors with the approval of shareholders.

Adjustment Provisions.    If there is any change in the number or kind of shares of Common Stock outstanding by reason of a stock dividend, recapitalization, stock split or combination or exchange of such shares; or merger, reorganization or consolidation in which the Company is the surviving corporation; or

reclassification or other change in the par value of the Common Stock or by reason of any other extraordinary or unusual event affecting the outstanding Common Stock as a class, the Compensation Committee may make adjustments to reflect any increase or decrease in the number or kind of issued shares of Common Stock.

Change of Control of the Company.    Upon a change of control of the Company (i) the Company will provide each Non-Employee Director with outstanding NQSOs written notice of such change of control and (ii) all outstanding NQSOs will automatically accelerate and become fully exercisable.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The board of directors has appointed the firm of KPMG LLP as the Company’s independent public accountants for the year ending December 31, 2003. KPMG LLP has audited the Company’s financial statements since May 2002. Prior to that time, Arthur Andersen LLP (“Arthur Andersen”) audited the Company’s financial statements since the Company’s inception. The appointment of independent public accountants is approved annually by the board of directors, which is based in part on the recommendations of the Audit Committee. In making its recommendations, the Audit Committee reviews both the audit scope and estimated audit fees for the coming year. This appointment will be submitted to the shareholders for ratification at the Annual Meeting.

Although not required by law or by the By-laws of the Company, the board of directors has determined that it would be desirable to request ratification of this appointment by the shareholders. If ratification is not received, the board of directors will reconsider the appointment. A representative of KPMG LLP is expected to be available at the Annual Meeting to respond to appropriate questions and to make a statement if the representative so desires.

The affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of the outstanding shares of Common Stock is required for the ratification of this selection.

The board of directors recommends that the shareholders vote FOR ratification of the selection of KPMG LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2003.

Fees Billed by Independent Public Accountants

Audit Fees.    The aggregate fees billed by KPMG LLP for professional services rendered to the Company in connection with the audit of the Company’s financial statements for the fiscal year ended December 31, 2002 and the reviews conducted by KPMG LLP of the financial statements included in the Quarterly Reports on Form 10-Q that the Company was required to file during fiscal 2002 after May 2002 were approximately $159,000.

Financial Information Systems Design and Implementation Fees.    KPMG LLP did not render information technology services to the Company during fiscal 2002.

All Other Fees.    The aggregate fees billed by KPMG LLP for professional services rendered to the Company during fiscal 2002, other than the audit services referred to above, were approximately $208,000, and related primarily to tax compliance and tax consulting services and services rendered in connection with a shelf registration of the Company’s Common Stock. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of KPMG LLP.

INFORMATION CONCERNING INDEPENDENT PUBLIC ACCOUNTANTS

On May 20, 2002, the Company dismissed Arthur Andersen as its independent public accountant. On May 21, 2002, the Company engaged KPMG LLP to serve as the Company’s independent public accountant for the Company’s 2002 fiscal year. The change was effective immediately. The decision to dismiss Arthur Andersen was recommended by the Audit Committee of the Company’s board of directors and approved by the Company’s board of directors.

Arthur Andersen’s reports on the Company’s consolidated financial statements for each of the fiscal years ended December 31, 2000 and December 31, 2001 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2000 and December 31, 2001, and through May 20, 2002 for the fiscal year ending December 31, 2002, there were no disagreements between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Company’s consolidated financial statements for each of the fiscal years ended December 31, 2000 and December 31, 2001 or the fiscal year ending December 31, 2002. During the fiscal years ended December 2000 and December 31, 2001, and during the fiscal year ending December 31, 2002 through the date of this report, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company disclosed the foregoing information on a Current Report on Form 8-K dated May 20, 2002. Arthur Andersen was provided with a copy of the foregoing disclosures and has furnished a letter addressed to the Securities and Exchange Commission stating that it agrees with such statements. A copy of Arthur Andersen’s letter was filed as an exhibit to the Form 8-K.

During the fiscal years ended December 31, 2000 and December 31, 2001, and through May 20, 2002 for the fiscal year ending December 31, 2002, the Company did not consult with KPMG LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company’s financial statements or (iii) any matter that was either the subject of a disagreement or a reportable event as set forth in Item 304(a)(1)(iv) and (a)(1)(v) of Regulation S-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Company’s executive officers and directors and persons who own more than ten percent (10%) of the Company’s Common Stock to file reports of ownership and changes in ownership of the Company’s Common Stock and any other equity securities of the Company with the Securities and Exchange Commission. Based on its records, the Company believes that reports for its executive officers, directors and greater than ten percent (10%) shareholders were timely filed during 2002.

OTHER MATTERS

The board of directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. To be considered for inclusion in the proxy statement and form of proxy relating to the 2004 annual meeting, the Company must receive such proposals no later than December 1, 2003. Proposals should be directed to the attention of the Secretary of the Company.

ANNUAL REPORT ON FORM 10-K

The Company will furnish without charge to each person whose proxy is being solicited, upon the written request of such person, a copy of the Company’s annual report on Form 10-K for the year ended December 31, 2002, including the financial statements, but excluding exhibits. Requests for copies of such report should be directed to the Company, Attention: Vincent Paccapaniccia.

By Order of the Board of Directors,

Vincent M. Dadamo

Secretary

April	11, 2003

ICT GROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS—MAY 21, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOHN J. BRENNAN and VINCENT M. DADAMO, or either of them, acting alone in the absence of the other, the proxies of the undersigned, with full powers of substitution (the “Proxies”), to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders of ICT Group, Inc, (the “Company”) to be held at the Sheraton Bucks County Hotel, 400 Oxford Valley Road, Langhorne, Pennsylvania 19047 on May 21, 2002, at 10:00 a.m. or any adjournment thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

(Continued and to be signed on the reverse side.)

Please date, sign and mail your proxy card back as soon as possible!

Annual Meeting of Shareholders ICT GROUP, INC.

May 21, 2002

\/ Please Detach and Mail in the Envelope Provided \/

A	☒ Please mark your votes as in this example.

FOR	WITHHOLD
the nominee listed at right	AUTHORITY to vote for the nominee listed at right

1. Election of Director (Class III) ☐ ☐

Nominee:    Donald P. Brennan

	FOR	AGAINST	ABSTAIN

2. Proposal to amend the Company’s 1996 Non-Employee Directors Plan to increase the number of shares reserved for issuance thereunder from 50,000 to 100,000.	☐	☐	☐

3. Other Business. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

This Proxy, when properly executed, will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote “FOR” the director nominee and “FOR” the proposal to increase the number of shares reserved for issuance under the 1996 Non-Employee Directors Plan.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE                                               SIGNATURE                                             DATE:                    , 2002

Note:	Please sign exactly as name or names appear on this Proxy. If stock is held jointly, each holder must sign. If signing as attorney, trustee, executor, administrator, custodian or corporate officer, please give full title.